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Mostafa Razzak

JMR Worldwide

212.786.6036

m.razzak@jmrworldwide.com

FOR IMMEDIATE RELEASE

President and CEO of SMTP Resigns

Cambridge, MA (August 21, 2012) -- SMTP, Inc. (OTCBB: SMTP), a global email marketing and delivery provider, today announced that Richard Harrison, President and CEO of SMTP, has left the company for personal reasons.

The company's day to day operations will for now be headed by a board appointed committee, under the leadership of Semyon Dukach, SMTP Chairman of the Board of Directors, until such time as a replacement for Mr. Harrison is appointed.

Semyon Dukach commented that, “Richard spent the last two years helping SMTP implement the processes and procedures needed to ensure our company's continued strong growth, and while we are sorry to lose his skills and integrity, we are confident in our future, and ready to scale to new heights.” He further commented, "I'm grateful to Richard for his dedication and hard work over the last 2 years.  As a result of his efforts, we are well positioned to further scale our business.  I also have total confidence in the members of board appointed committee, who will serve in that capacity until we find Richard’s replacement. They are our most experienced and successful managers.”

As a consequence of migrating servers to the more efficient 1.9 release of its ecosystem, as well as the departure of the highest paid employee, the company expects to show another increase in its net margins in Q3, and thus expects to be in a position to again increase its quarterly dividend when it announces its Q3 results.

On a different note, Semyon Dukach  stated “I want to express special gratitude to Ruslan Bondarev, who recently celebrated his 10th anniversary with the company, and who personally built some of our earliest systems and pulled many an all-nighter in the days he had to write code, support customers, and maintain servers all at the same time."

About SMTP, Inc.

SMTP (OTCBB: SMTP.OB) is a leading provider of cloud-based services to facilitate email delivery, including bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves. SMTP, Inc. is based in Cambridge, Massachusetts and on the web at www.smtp.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued

geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.  For more information, please visit our website at www.SMTP.com.

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